UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 8, 2025

NEXPOINT REAL ESTATE FINANCE, INC.
(Exact Name Of Registrant As Specified In Charter)

Maryland	001-39210	84-2178264
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Crescent Court, Suite 700
Dallas, Texas 75201
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 276-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share 8.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	NREF NREF-PRA	New York Stock Exchange, NYSE Texas New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 10, 2025, NexPoint Real Estate Finance Operating Partnership, L.P. (the “OP”), the operating partnership of NexPoint Real Estate Finance, Inc. (the “Company”), as issuer, entered into a note purchase agreement (the “Note Purchase Agreement”) with Bluerock Total Income+ Real Estate Fund (“Bluerock”) and The Ohio State Life Insurance Company (“OSL,” and, together with Bluerock, the “Purchasers”), as purchasers, the Company, as guarantor, and NexPoint Real Estate Advisors VII, L.P. (the “Manager”), the external manager of the Company, whereby the OP issued and sold an aggregate principal amount of $45.0 million of 7.875% Senior Unsecured Notes due 2026 (the “Notes”) to the Purchasers. The OP intends to use the net proceeds from the Notes to fully repay the approximately $36.5 million aggregate principal amount of the OP’s 7.50% Senior Unsecured Notes due 2025 (the “2020 OP Notes”) and for general corporate purposes.

The Notes are the senior unsecured obligations of the OP with interest payable on October 15 and April 15 of each year, beginning April 15, 2026. The Notes mature October 10, 2026 with two six-month extension options exercisable in the OP’s discretion, subject to an extension fee. If the second extension option is exercised, the interest rate on the Notes will increase by 3.0%. The OP may at its option redeem the Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to, but not including, the redemption date.

Subject to certain limitations, in the event of a change of control of the OP, the OP will be required to make an offer to repurchase the Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the purchase date.

The Note Purchase Agreement contains customary representations and warranties of the OP and the Company as well as certain restrictive covenants, including limitations on the incurrence of indebtedness and requiring the Company to maintain certain financial ratios.

The Note Purchase Agreement provides for customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) non-payment of principal or interest, (ii) breach of certain covenants contained in the Note Purchase Agreement, (iii) an event of default or acceleration of certain other indebtedness of the Company and (iv) certain events of bankruptcy or insolvency. Generally, if an event of default occurs (subject to certain exceptions), the holders of at least 25% of the Notes then outstanding may declare all of the Notes to be due and payable.

The Notes were offered and sold by the OP in a private placement transaction to accredited investors in reliance on Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) of Regulation D promulgated thereunder.

On October 10, 2025, the OP and NexBank entered into a limited consent to loan agreement (the “Consent”) that, among other things, amended the schedule of debt to remove reference to the 2020 OP Notes and add the Notes.

On October 8, 2025, the OP entered into a subscription agreement with NexPoint Storage Partners, Inc. (“NSP”) where the OP purchased approximately 3,178 shares of NSP’s 15.0% Cumulative Series G Preferred Stock, $0.01 par value per share, for a purchase price of $3.2 million. As of June 30, 2025, the Company owned approximately 25.6% of the total outstanding shares of common stock of NSP and has guaranteed certain obligations of NSP, which are capped at $11.4 million as of June 30, 2025.

A director and officer of the Company, who controls the Manager, also (i) is the beneficiary of a trust that indirectly owns 100% of the limited partnership interests in the parent of the Manager and directly owns 100% of the general partnership interests in the parent of the Manager and (ii) is a director of the holding company of NexBank, directly owns a minority of the common stock of NexBank and is the beneficiary of a trust that directly owns a substantial portion of the common stock of NexBank. Additionally, OSL may be deemed an affiliate of the Manager through common beneficial ownership and accounts advised by NexPoint Advisors, L.P., the Manager’s parent, and its affiliates, beneficially own substantially all of the equity securities of NSP.

The descriptions of the Note Purchase Agreement and Consent contained in this Item 1.01 do not purport to be complete and are qualified in their entirety by reference to the full text of the Note Purchase Agreement and Consent, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information about the Note Purchase Agreement, the Notes and the Consent set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Note Purchase Agreement, dated October 10, 2025, by and among NexPoint Real Estate Operating Partnership, L.P., NexPoint Real Estate Finance, Inc., NexPoint Real Estate Advisors VII, L.P. and the purchasers listed on the signature pages thereto
10.2	Limited Consent to Loan Agreement, dated October 10, by and between NexPoint Real Estate Operating Partnership, L.P., as borrower and NexBank, as lender
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXPOINT REAL ESTATE FINANCE, INC.

By:	/s/ Paul Richards
Name: Paul Richards Title: Chief Financial Officer, Executive Vice President-Finance, Assistant Secretary and Treasurer

Date: October 10, 2025